Filed Pursuant to Rule 433

Registration Nos. 333-276068

333-276068-01

SHELL FINANCE US INC.

Floating Rate Guaranteed Notes due 2030 (the “2030 Floating Rate Notes”)

Guaranteed as to the Payment of Principal and Interest by

SHELL PLC

PRICING TERM SHEET

Dated November 3, 2025

US$350,000,000 Floating Rate Guaranteed Notes due 2030:

Issuer:	Shell Finance US Inc. (the “Issuer”)

Guarantor:	Shell plc

Title:	Floating Rate Guaranteed Notes due 2030

Total Principal Amount Being Issued:	US$350,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc. A+/Stable by Standard & Poor’s Ratings Services AA-/Stable by Fitch Ratings, Inc.

Denominations:	The 2030 Floating Rate Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Settlement Date (T+3)**:	November 6, 2025

Guarantee:	Payment of the principal of and interest on the 2030 Floating Rate Notes is fully and unconditionally guaranteed by Shell plc.

Maturity Date:	November 6, 2030

Day Count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	A floating rate equal to a benchmark rate, which will initially be Compounded SOFR, plus the Spread.

Spread:	SOFR+78 bps

Date Interest Starts Accruing:	November 6, 2025

Regular Record Dates for Interest:	January 22, April 21, July 22 and October 22 of each year, subject to the Day Count Convention.

Interest Payment Dates:	February 6, May 6, August 6 and November 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	February 6, 2026

Interest Periods:	(i) The period from, and including, the most recent Interest Payment Date (or, with respect to the initial such period only, from and including November 6, 2025) to, but excluding, the next succeeding Interest Payment Date or (ii) in the case of the last such period, from, and including, the Interest Payment Date immediately preceding the Maturity Date to, but excluding, the Maturity Date.

Interest Payment Determination Date:	The Interest Payment Determination Date for an Interest Period will be the date that is two U.S. Government Securities Business Days before the applicable Interest Payment Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2030 Floating Rate Notes are unsecured and will rank equally with all of Shell Finance US Inc.’s other unsecured and unsubordinated indebtedness.

Payment of Additional Amounts:	None should be payable under current law, provided that the 2030 Floating Rate Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs. However, depending on the legal analysis of any payment made by Shell under the guarantee, it is possible that such payment could be subject to the deduction of U.K. tax, notwithstanding that the Notes are listed.

Listing:	Application will be made to list the 2030 Floating Rate Notes on the New York Stock Exchange although neither Shell Finance US Inc. nor Shell plc can guarantee such listing will be obtained.

Optional Tax Redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 24 in the base prospectus, Shell Finance US Inc. may call the 2030 Floating Rate Notes for redemption, in whole but not in part, prior to maturity.

Optional Make-Whole Redemption:	There is no optional make-whole redemption.

Sinking Fund:	There is no sinking fund.

Further Issuances:	Shell Finance US Inc. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2030 Floating Rate Notes in one or more transactions subsequent to the original issue date of the 2030 Floating Rate Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2030 Floating Rate Notes. These additional 2030 Floating Rate Notes will be deemed part of the same series as the 2030 Floating Rate Notes and will provide the holders of these additional 2030 Floating Rate Notes the right to vote together with holders of the 2030 Floating Rate Notes.

Public Offering Price:	Per Note 100.000%; Total: $350,000,000

Proceeds, Before Expenses, to Issuer:	Per Note 99.880%; Total: $349,580,000

Underwriters:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Co-Managers:	Academy Securities, Inc. Penserra Securities LLC Siebert Williams Shank & Co., LLC

MiFID II Target Market:	Manufacturer target market (EU MIFID II product governance and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

CUSIP Number:	822905AP0

ISIN:	US822905AP04

SHELL FINANCE US INC.

4.125% Guaranteed Notes due 2030 (the “2030 Notes”)

Guaranteed as to the Payment of Principal and Interest by

SHELL PLC

PRICING TERM SHEET

Dated November 3, 2025

US$1,000,000,000 4.125% Guaranteed Notes due 2030:

Issuer:	Shell Finance US Inc. (the “Issuer”)

Guarantor:	Shell plc

Title:	4.125% Guaranteed Notes due 2030

Total Principal Amount Being Issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc. A+/Stable by Standard & Poor’s Ratings Services AA-/Stable by Fitch Ratings, Inc.

Denominations:	The 2030 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Settlement Date (T+3)**:	November 6, 2025

Guarantee:	Payment of the principal of and interest on the 2030 Notes is fully and unconditionally guaranteed by Shell plc.

Maturity Date:	November 6, 2030

Day Count:	30/360

Day Count Convention:	Following, unadjusted

Interest Rate:	4.125% per annum

Date Interest Starts Accruing:	November 6, 2025

Regular Record Dates for Interest:	April 21 and October 22 of each year.

Interest Payment Dates:	May 6 and November 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	May 6, 2026

Benchmark Treasury:	3.625% due October 31, 2030

Benchmark Treasury Yield:	3.711%

Spread to Benchmark Treasury:	50 bps

Re-Offer Yield:	4.211%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2030 Notes are unsecured and will rank equally with all of Shell Finance US Inc.’s other unsecured and unsubordinated indebtedness.

Payment of Additional Amounts:	None should be payable under current law, provided that the 2030 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs. However, depending on the legal analysis of any payment made by Shell under the guarantee, it is possible that such payment could be subject to the deduction of U.K. tax, notwithstanding that the Notes are listed.

Listing:	Application will be made to list the 2030 Notes on the New York Stock Exchange although neither Shell Finance US Inc. nor Shell plc can guarantee such listing will be obtained.

Optional Tax Redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 24 in the base prospectus, Shell Finance US Inc. may call the 2030 Notes for redemption, in whole but not in part, prior to maturity.

Optional Make-Whole Redemption:	The 2030 Notes will be redeemable as a whole or in part, at the option of Shell Finance US Inc. at any time or from time to time prior to October 6, 2030 (the date which is one month prior to the maturity date of the 2030 Notes) (the “Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes discounted to the redemption date (assuming the 2030 Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the redemption date; and (ii) 100% of the principal amount of the 2030 Notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the Par Call Date, redemption at any time at 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

Sinking Fund:	There is no sinking fund.

Further Issuances:	Shell Finance US Inc. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2030 Notes in one or more transactions subsequent to the original issue date of the 2030 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2030 Notes. These additional 2030 Notes will be deemed part of the same series as the 2030 Notes and will provide the holders of these additional 2030 Notes the right to vote together with holders of the 2030 Notes.

Public Offering Price:	Per Note 99.616%; Total: $996,160,000

Proceeds, Before Expenses, to Issuer:	Per Note 99.496%; Total: $994,960,000

Underwriters:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Co-Managers	Academy Securities, Inc. Penserra Securities LLC Siebert Williams Shank & Co., LLC

MiFID II Target Market:	Manufacturer target market (EU MIFID II product governance and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

CUSIP Number:	822905AN5

ISIN:	US822905AN55

SHELL FINANCE US INC.

4.750% Guaranteed Notes due 2036 (the “2036 Notes”)

Guaranteed as to the Payment of Principal and Interest by

SHELL PLC

PRICING TERM SHEET

Dated November 3, 2025

US$1,000,000,000 4.750% Guaranteed Notes due 2036:

Issuer:	Shell Finance US Inc. (the “Issuer”)

Guarantor:	Shell plc

Title:	4.750% Guaranteed Notes due 2036

Total Principal Amount Being Issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc. A+/Stable by Standard & Poor’s Ratings Services AA-/Stable by Fitch Ratings, Inc.

Denominations:	The 2036 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Settlement Date (T+3)**:	November 6, 2025

Guarantee:	Payment of the principal of and interest on the 2036 Notes is fully and unconditionally guaranteed by Shell plc.

Maturity Date:	January 6, 2036

Day Count:	30/360

Day Count Convention:	Following, unadjusted

Interest Rate:	4.750% per annum

Date Interest Starts Accruing:	November 6, 2025

Regular Record Dates for Interest:	June 21 and December 22 of each year.

Interest Payment Dates:	January 6 and July 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	January 6, 2026

Benchmark Treasury:	4.25% due August 15, 2035

Benchmark Treasury Yield:	4.101%

Spread to Benchmark Treasury:	67 bps

Re-Offer Yield:	4.771%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2036 Notes are unsecured and will rank equally with all of Shell Finance US Inc.’s other unsecured and unsubordinated indebtedness.

Payment of Additional Amounts:	None should be payable under current law, provided that the 2036 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs. However, depending on the legal analysis of any payment made by Shell under the guarantee, it is possible that such payment could be subject to the deduction of U.K. tax, notwithstanding that the Notes are listed.

Listing:	Application will be made to list the 2036 Notes on the New York Stock Exchange although neither Shell Finance US Inc. nor Shell plc can guarantee such listing will be obtained.

Optional Tax Redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 24 in the base prospectus, Shell Finance US Inc. may call the 2036 Notes for redemption, in whole but not in part, prior to maturity.

Optional Make-Whole Redemption:	The 2036 Notes will be redeemable as a whole or in part, at the option of Shell Finance US Inc., at any time or from time to time prior to October 6, 2035 (the date which is three months prior to the maturity date of the 2036 Notes) (the “Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2036 Notes discounted to the redemption date (assuming the 2036 Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date; and (ii) 100% of the principal amount of the 2036 Notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the Par Call Date, redemption at any time at 100% of the principal amount of the 2036 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking Fund:	There is no sinking fund.

Further Issuances:	Shell Finance US Inc. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2036 Notes in one or more transactions subsequent to the original issue date of the 2036 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2036 Notes. These additional 2036 Notes will be deemed part of the same series as the 2036 Notes and will provide the holders of these additional 2036 Notes the right to vote together with holders of the 2036 Notes.

Public Offering Price:	Per Note 99.839%; Total: $998,390,000

Proceeds, Before Expenses, to Issuer:	Per Note 99.639%; Total: $996,390,000

Underwriters:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Co-Managers:	Academy Securities, Inc. Penserra Securities LLC Siebert Williams Shank & Co., LLC

MiFID II Target Market:	Manufacturer target market (EU MIFID II product governance and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

CUSIP Number:	822905AQ8

ISIN:	US822905AQ86

* * * * * * * *

*

Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Shell plc. The 2030 Floating Rate Notes, the 2030 Notes and the 2036 Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

**

Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2030 Floating Rate Notes, the 2030 Notes or the 2036 Notes on the date of pricing or the next two business days will be required, by virtue of the fact that the 2030 Floating Rate Notes, the 2030 Notes and the 2036 Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2030 Floating Rate Notes, the 2030 Notes or the 2036 Notes who wish to trade such notes on the date of pricing or the next two business days should consult their own advisor.

The Issuer estimates that the expenses in connection with the offering of the 2030 Floating Rate Notes, the 2030 Notes and the 2036 Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$325,000
Printing	35,000
Legal Fees and Expenses	275,000
Accounting Fees and Expenses	25,014
NYSE Listing Fees	25,000
Trustee’s Fees and Expenses	7,000
Total	$692,000

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or in the UK.

The Issuer and the Guarantor have filed a preliminary prospectus supplement under an effective registration statement on Form F-3 with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission that are incorporated therein by reference for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus related to the offering if you request it by calling Citigroup Global Markets Inc. by telephone at 1-800-831-9146, HSBC Securities (USA) Inc. by telephone at 1-866-811-8049, J.P. Morgan Securities LLC by telephone at 1-212-834-4533, Morgan Stanley & Co. LLC by telephone at 1-866-718-1649, or SMBC Nikko Securities America, Inc. by telephone at 1-888-868-6856.